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                                                                   Exhibit 10.29

                              FIRST AMENDMENT TO
                      AMENDED AND RESTATED LOAN AGREEMENT

        This First Amendment To Amended and Restated Loan Agreement ("First Amendment") is made and entered into as of February 12, 1999, by and among Identix Incorporated, a Delaware corporation ("Borrower"), and Imperial Bank ("Bank").

                                    Recitals

        A. Borrower and Bank entered into a certain Amended and Restated Loan Agreement dated as of December 25, 1998 (as the same may from time to time be modified, amended, supplemented, restated or superseded, the "Loan Agreement"), pursuant to which Bank agreed to extend and make loans available to Borrower upon the terms and conditions contained therein.

        B. Borrower has not complied with the "Minimum Tangible Net Worth" and "operating profitability" financial covenants set forth in Sections 10.A and 10.D., respectively, of the Loan Agreement for the fiscal quarter ending December 31, 1998. Consequently, Borrower has requested and Bank has agreed to
(1) waive said financial covenant violations, (2) permit the acquisition by Borrower of IDT Holdings, Inc. and Identicator Technology and (3) amend the Minimum Tangible Net Worth covenant under the Loan Agreement, subject to all of the terms and conditions set forth in this First Amendment.

        C. The Loan Agreement, this First Amendment and the other Loan Documents (as defined in the Loan Agreement), together with all other documents entered into or delivered pursuant to any of the foregoing, in each case as originally executed or as the same may from time to time be modified, amended, supplemented, restated or superseded are hereinafter collectively referred to as the "Loan Documents."

                                   Agreement

        Now, Therefore, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and to induce Bank to enter into this First Amendment, Borrower and Bank hereby agree to amend the Loan Agreement as follows:

        1. Definitions. Unless otherwise defined herein, all terms defined in the Loan Agreement have the same meaning when used herein.

        2. Limited Waiver. Bank hereby waives the Event of Default which has occurred under Sections 10.A and 10.D of the Loan Agreement as a result of the failure of Borrower to comply with the "Minimum Tangible Net Worth" and "operating profitability" financial covenants for the fiscal quarter ending December 31, 1998.

        3. Consent. Notwithstanding the occurrence of an Event of Default as more fully described in Section 2 hereof, Bank hereby consents to and Borrower may proceed with the acquisition of IDT Holdings, Inc. and Identicator Technology.

        4. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

                4.1     The definition of the Borrowing Base set forth under
Section 2.A of the Loan Agreement is hereby amended in its entirety and the following definition substituted therefor:

                "...(1) the sum of (a) eighty percent (80.0%) of Eligible Accounts due from Domestic Account Debtors and Foreign Account Debtors plus
     (b) eighty percent (80.0%) of Eligible Accounts due from ANADAC plus (c) from the date of the First Amendment through April 18, 1999, the lesser of thrity-five percent (35.0%) of Eligible Inventory or $500,000.00 (as the same
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     may be adjusted from time to time as provided for under Section 9.B, hereof, collectively, the "Borrowing Base") or..."

                4.2 Section 10.A. of the Loan Agreement is hereby deleted in its entirety and the following section substituted therefor:

                "A. At all times, maintain a Minimum Tangible Net Worth in an amount which is greater than the then outstanding principal amount of the Revolving Loan Account multiplied by 1.25. As used herein, "Tangible Net Worth" shall mean the sum of all assets, excluding any value for goodwill, Trademarks, Patents, Copyrights, organization expense, investments in its Subsidiaries, in-process technology, Accounts due from its Subsidiaries (excluding Accounts due from sale of any product of Borrower to ANADAC in the ordinary and normal course of its business as now conducted which are less than 90 days from the applicable invoice date) and other similar intangible items, less all liabilities, plus Subordinated Debt;"

        5. Limited Amendment and Waivers. Each of the amendments and waivers set forth in this First Amendment shall be limited precisely as written and shall not be deemed (a) to be an amendment or waiver of any other term or condition of the Loan Agreement or the other Loan Documents, to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or the other loan Documents or (b) to be a consent to any future amendment or waiver.

        6. Delivery of Cash Flow Projections. Borrower agrees to deliver to Bank a Statement of Cash Flows on or before March 15, 1999. The Statement of Cash Flows will be prepared on a consolidating basis using Identix, Identix Australia Pty Limited (Fingerscan), and Biometric Applications and Technology, Inc. (BA&T) operations only, excluding all other Subsidiaries, and will detail Borrower's best forecast of its sources and uses of cash from operations (including but not limited to a schedule of collection of trade accounts receivable), investing, and financing activities for the term of the Loan Agreement, and shall be in form and substance satisfactory to Bank. Borrower's failure to deliver said Statement of Cash Flows shall constitute an Event of Default as defined in the Loan Agreement.

        7. Representations And Warranties. Borrower represents and warrants that the representations and warranties respectively made in the Loan Documents continue to be true and complete in all material respects as of the date hereof after giving effect to this First Amendment (except to the extent such specifically relate to another date or as specifically described on
Schedule 1attached hereto and incorporated herein by this reference) and that the execution, delivery and performance of this First Amendment are duly authorized, do not require the consent or approval of any governmental body or regulatory authority and are not in contravention of or in conflict with any material law or regulation or any term or provision of any other material agreement entered into by Borrower.

        8. Conditions Precedent. The legal effectiveness of this First Amendment is subject to the satisfaction of all of the following conditions precedent:

                (a) Executed Amendment. Bank shall have received this First Amendment duly executed and delivered by Borrower and the same shall have become effective.

                (b) Resolutions and Other Corporate Documents. If requested by Bank, Bank shall have received resolutions of the Board of Directors of Borrower authorizing Borrower to enter into this First Amendment and to deliver such other corporate documents as Bank shall reasonably request.

                (c) Financial Condition. There shall have occurred no material adverse change in the financial condition or prospects of Borrower as shown on the most recent financial statements submitted to Bank or disclosed to Bank, respectively, and relied upon by Bank in entering into this First Amendment.

                (d) No Default. After giving effect to the waiver contained in this First Amendment, no Event of Default has occurred that remains uncured and is continuing or will result from
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the consummation of the transactions contemplated by this First Amendment that would constitute an Event of Default as defined in the Loan Agreement.

                (e) Payment of Fees. Bank shall have received (i) a modification fee of $2,000.00 in connection with Bank's agreement to enter into this First Amendment and (ii) reimbursement from Borrower of its costs and expenses incurred (including, without limitation, its attorneys' fees and expenses) in connection with this First Amendment and the transactions contemplated hereby.

                (f) Other Documents. Bank shall have received such other documents, information and items from Borrower as it shall reasonably request to effectuate the transactions contemplated hereby.

        9.      Release And Waiver.

                (a) Borrower hereby acknowledges and agrees that: (1) it has no claim or cause of action against Bank or any parent, subsidiary or affiliate of Bank, or any of Bank's officers, directors, employees, attorneys or other representatives or agents (all of which parties other than Bank being, collectively, "Bank's Agents") in connection with the Loan Documents, the loans thereunder or the transactions contemplated therein and herein; (2) it has no offset or defense against any of its respective obligations, indebtedness or contracts in favor of Bank; and (3) it recognizes that Bank has heretofore properly performed and satisfied in a timely manner all of its obligations to and contracts with Borrower.

                (b) Although Bank regards its conduct as proper and does not believe Borrower to have any claim, cause of action, offset or defense against Bank or any of Bank's Agents in connection with the Loan Documents, the loans thereunder or the transactions contemplated therein, Bank wishes and Borrower agrees to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters could impair or otherwise affect any rights, interests, contracts or remedies of Bank. Therefore, Borrower unconditionally releases and waives (1) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind of Bank or of any of Bank's Agents to Borrower, except the obligations remaining to be performed by Bank as expressly stated in the Loan Agreement, this First Amendment and the other Loan Documents executed by Bank; (2) any legal, equitable or other obligations or duties, whether known or unknown, of Bank or of any of Bank's Agents to Borrower (and any rights of Borrower against Bank) besides those expressly stated in the Loan Agreement, this First Amendment and the other Loan Documents; (3) any and all claims under any oral or implied agreement, obligation or understanding with Bank or any of Bank's Agents, whether known or unknown, which is different from or in addition to the express terms of the Loan Agreement, this First Amendment or any of the other Loan Documents; and (4) all other claims, causes of action or defenses of any kind whatsoever (if any), whether known or unknown, which Borrower might otherwise have against Bank or any of Bank's Agents, on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the execution and delivery of this First Amendment or which could arise concurrently with the effectiveness of this First Amendment.

                (c) Borrower agrees that it understands the meaning and effect of Section 1542 of the California Civil Code, which provides:

                        Section 1542. Certain Claims Not Affected by General Release. A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

BORROWER AGREES TO ASSUME THE RISK OF ANY AND ALL UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACTS, LIABILITIES, INDEBTEDNESS AND OBLICATIONS WHICH ARE RELEASED BY THIS FIRST AMENDMENT IN FAVOR OF BANK AND BANK'S AGENTS, AND BORROWER HEREBY WAIVES AND RELEASES
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ALL RIGHTS AND BENEFITS WHICH IT MIGHT OTHERWISE HAVE UNDER THE AFORMEMENTIONED
SECTION 1542 OF THE CALIFORNIA CIVIL CODE WITH REGARD TO THE RELEASE OF SUCH UNKNOWN, UNANTICIPATED OR MISUNDERSTOOD DEFENSES, CLAIMS, CAUSES OF ACTION, CONTRACT, LIABILTITES, INDEBTEDNESS AND OBLIGATIONS. TO THE EXTENT (IF ANY) WHICH ANY SUCH LAWS MAY BE APPLICABLE, BORROWER WAIVES AND RELEASES (TO THE MAXIMUM EXTENT PERMITTED BY LAW) ANY RIGHT OR DEFENSE WHICH IT MIGHT OTHERWISE HAVE UNDER ANY OTHER LAW OF ANY APPLICABLE JURISDICTION WHICH MIGHT LIMIT OR RESTRICT THE EFFECTIVENESS OR SCOPE OF ANY OF ITS WAIVERS OR RELEASES UNDER THIS FIRST AMENDMENT.

        10. Full Force And Effect; Entire Agreement. Except to the extent expressly provided in this First Amendment, the terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect. This First Amendment and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. The parties hereto further agree that the Loan Documents comprise the entire agreement of the parties thereto and supersede any an all prior agreements, negotiations, correspondence, understandings and other communications between he parties thereto, whether written or oral respecting the extension of credit by Bank to Borrower and/or its affiliates.

        11. Counterparts; Effectiveness. This First Amendment may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof of thereof by each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Bank.
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        In Witness Whereof, each of the parties hereto has caused this First
Amendment to be executed and delivered by its duly authorized officer as of the date first written above.

                                    Borrower

                                    Identix Incorporated
                                    a Delaware corporation


                                    By:   /s/ James P. Scullion
                                          ---------------------
                                          James P. Scullion
                                          Executive Vice President and
                                          Chief Financial Officer


                                    BANK

                                    IMPERIAL BANK


                                    By:   /s/ J. Michael diVittorio
                                          -------------------------
                                          J. Michael diVittorio
                                          Assistant Vice President
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                                   SCHEDULE 1

                             SCHEDULE OF EXCEPTIONS
                       TO REPRESENTATIONS AND WARRANTIES

                           (List or indicate "None")